Exhibit 5.1

HOFFMAN & WEIGEL, PLLC

5775 Blue Lagoon Drive, Suite 100
Miami, Florida  33126
Tel:  (786) 888-4567
www.hoffmanweigel.com

March 24, 2016

Getelman Corp.
2235 E. Flamingo Rd., Suite 355
Las Vegas, NV 89119

Gentlemen:

We have examined the Form S-1 Registration Statement of Getelman Corp., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of the Company’s Common Stock, $.001 par value per share, to be offered pursuant to the Registration Statement.

In our opinion, the shares of the Company’s Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are specifically limited to the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

                                                 Sincerely yours,

                                                /s/ Hoffman & Weigel, PLLC